Filed Pursuant to Rule 433
Registration Statement Number 333-132750
August 20, 2007
COMCAST CORPORATION
$1,000,000,000 6.30% Senior Notes due 2017
$2,000,000,000 6.95% Senior Notes due 2037
Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Guarantors:	Comcast Cable Communications, LLC Comcast Cable Communications Holdings, Inc. Comcast Cable Holdings, LLC Comcast MO Group, Inc. Comcast MO of Delaware, LLC

Issue of Securities:	6.30% Notes due 2017

6.95% Notes due 2037

Denomination:	$2,000 and multiples of $1,000 in excess thereof

Use of Proceeds:
The Company intends to use the proceeds from this offering, after deducting fees and expenses related to this offering, for working capital and general corporate purposes, which may include funding repayment of commercial paper as well as bank indebtedness used to fund the acquisition of certain of Patriot Media’s cable systems. As of August 20, 2007, the Company’s commercial paper had a weighted average interest rate of 6.02% and an average maturity of 3 days and the Company’s bank indebtedness had a weighted average interest rate of 5.81% and an average maturity of 63 days.

Indenture:
Indenture dated as of January 7, 2003 by and among the Company, the Cable Guarantors (other than Comcast MO of Delaware, LLC) and the Bank of New York, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of March 25, 2003 by and among the Company, the Cable Guarantors and the Trustee

Trustee:	The Bank of New York

Expected Ratings:	Moody’s: Baa2; S&P: BBB+; Fitch: BBB+

Joint Book-Running	Barclays Capital Inc.
Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated

Co-Managers:
ABN AMRO Incorporated
Banc of America Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Daiwa Securities America Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
Mitsubishi UFJ Securities International plc
The Royal Bank of Scotland plc
UBS Securities LLC
Wachovia Capital Markets, LLC
BNY Capital Markets, Inc.
SunTrust Capital Markets, Inc.

Junior Co-Managers:
Guzman & Company
Samuel A. Ramirez & Co., Inc.
The Williams Capital Group, L.P.
Blaylock & Company, Inc.
Cabrera Capital Markets, Inc.
Loop Capital Markets, LLC
Muriel Siebert & Co., Inc.
M.R. Beal & Company

Trade Date:	August 20, 2007

Settlement Date:	August 23, 2007 (T+3)

6.30% Notes Due 2017

Aggregate Principal Amount:	$1,000,000,000

Maturity:	November 15, 2017

Interest Rate:	6.30% per annum, accruing from August 23, 2007 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	May 15 and November 15 commencing November 15, 2007

Pricing Benchmark:	T 4.75% due August 15, 2017

UST Spot (Yield):	4.634%

Spread to Benchmark:	+170 bps

Yield to Maturity:	6.334%

Makewhole Redemption:
The 6.30% Notes due 2017 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 25 basis points, plus in each case accrued interest thereon to the date of redemption.

Additional Issuances:
An unlimited amount of additional 6.30% Notes due 2017 may be issued. The 6.30% Notes due 2017 and any additional 6.30% Notes due 2017 that may be issued will be treated as a single series for all purposes under the indenture.

CUSIP Number:	20030N AU5

Public Offering Price:	99.759% plus accrued interest, if any, from August

23, 2007

Gross Spread:	0.45%

Net proceeds to Comcast, before expenses:	99.309% per $1,000 principal amount of 6.30% Notes due 2017; $993,090,000 total

6.95% Notes Due 2037

Aggregate Principal Amount:	$2,000,000,000

Maturity:	August 15, 2037

Interest Rate:	6.95% per annum, accruing from August 23, 2007 (calculated on the basis of a 360-day year consisting of twelve 30-day months)

Interest Payment Dates:	February 15 and August 15 commencing February 15, 2008

Pricing Benchmark:	T 4.75% due February 15, 2037

UST Spot (Yield):	4.977%

Spread to Benchmark:	+199 bps

Yield to Maturity:	6.967%

Makewhole Redemption:
The 6.95% Notes due 2037 are redeemable at the option of the Company at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate plus 30 basis points, plus in each case accrued interest thereon to the date of redemption.

Additional Issuances:
An unlimited amount of additional 6.95% Notes due 2037 may be issued. The 6.95% Notes due and any additional 6.95% Notes due 2037 that may be issued will be treated as a single series for all purposes under the indenture.

CUSIP Number:	20030N AV3

Public Offering Price:	99.790% plus accrued interest, if any, from August 23, 2007

Gross Spread:	0.875%

Net proceeds to Comcast, before expenses:	98.915% per $1,000 principal amount of 6.95% Notes due 2037; $1,978,300,000 total
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 866-471-2526, Barclays Capital Inc. toll free at 1-888-227-2275 (Ext 2663), or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

5